Espey Reports Fourth Quarter and Year-end Results as well as

Announces Special Cash Dividend of $1.00 Per Share; plus $0.25 Per Share Regular
Quarterly Dividend

Saratoga Springs, NY, September 12, 2018- Espey Mfg. & Electronics Corp. (NYSE American: ESP) announces results for its fiscal year and fourth quarter, ended June 30, 2018.

For the fiscal year ended June 30, 2018, the Company reported net sales of $32,517,883 compared with $22,521,012 for the fiscal year ended June 30, 2017. Net income increased to $3,075,797, $1.31 per diluted share for the year, compared with net income of $1,135,736, $0.49 per diluted share, for the fiscal year ended June 30, 2017. At June 30, 2018, the sales order backlog was $48.1 million, compared to last year’s backlog of $43.1 million at June 30, 2017.

For the fourth quarter ended June 30, 2018, net sales increased to $7,827,194 compared with last year’s fourth quarter net sales of $5,460,600. The net income for the fourth quarter ended June 30, 2018 was $700,398, $0.29 per diluted share, compared with net income of $191,659, $0.08 per diluted share, for the corresponding period last year.

Also, new orders for the fiscal year ended June 30, 2018 were $37.5 million compared with $26.7 million for the corresponding period last year.

Mr. Patrick Enright, President and CEO, commented,

Our strong financial performance continued during fiscal year 2018 with improvement in all areas as compared to fiscal year 2017. As I commented last quarter, successful conversion of engineering program backlog into sales is largely dependent on the execution and completion of our engineering design efforts. The investments we have made in talented people and infrastructure are contributing to our successes; however there will always be areas for improvement. We are nearing the successful completion of our facility refit, which will provide us enhanced capabilities to drive future growth. We are looking forward to a successful fiscal year 2019.

Furthermore, the Espey Board of Directors has declared a special cash dividend of $1.00 per share. This special dividend is in addition to a regular dividend of $0.25 per share for the first quarter of the fiscal year ending June 30, 2019. The dividends will be payable on October 1, 2018 to all shareholders of record at September 24, 2018.

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/transformers. The Company can be found on the internet at www.espey.com.

For further information, contact Mr. Patrick Enright, President/CEO or Mr. David O’Neil, CFO at (518) 245-4400.

This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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